Exhibit 10.14
PORCH GROUP, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
(Adopted May 13, 2021; Revised March 23, 2023; Revised May 1, 2024)

ARTICLE I PURPOSE
The purpose of the Porch Group, Inc. (the “Company”) Non-Employee Director Compensation Policy (this “Policy”) is as follows.
•to provide a compensation structure that will attract highly competent candidates;
•to pay higher compensation for increased levels of responsibility; and
•to provide a significant portion of compensation in the form of equity-based awards to further align non-employee director compensation with shareholder interests.
All references to “Director” in this Policy shall mean a member of the Company’s Board of Directors (the “Board”) who is not employed by the Company.
ARTICLE II
BASE ANNUAL RETAINER
Each Director shall automatically receive, without any further action by the Board or the Compensation Committee, a base annual retainer (the “Base Annual Retainer”) of up to One Hundred Ninety-Five Thousand Dollars ($195,000) per fiscal year as follows.
1.1Cash. Forty-Five Thousand Dollars ($45,000) to be paid in equal quarterly installments made within five business days of the last calendar day of each fiscal quarter.
1.2RSU Grants. One Hundred Fifty Thousand Dollars ($150,000) to be paid in the form of restricted stock units (“RSUs”). The RSUs shall be subject to the following terms and conditions.
1.2.1Grant Date. The RSUs shall be granted on each date of the Company’s annual meeting of stockholders (the “Grant Date”). Grants of RSUs shall only be made to Directors elected on the Grant Date to serve on the Board for the upcoming term that will expire at the Company’s annual meeting of stockholders to be held in the subsequent fiscal year.
1.2.2Amount. The number of RSUs to be granted on the Grant Date shall be the nearest whole number of shares as determined by dividing One Hundred Fifty Thousand Dollars ($150,000) by the Closing Market Price (as herein defined).
1.2.3Closing Market Price. As used in this Policy, the “Closing Market Price” shall mean the closing market price of the Company’s common stock as listed on the Nasdaq on the Grant Date, and if the Grant Date does not fall on a Nasdaq trading day, then on the last trading day prior to the Grant Date.
1.3Proration.
1.3.1Cash. The quarterly payments of the Base Annual Retainer shall be prorated, as applicable, based on the days of service on the Board during the applicable calendar quarter using the actual number of calendar days in such quarter.
1.3.2RSU Grants for Newly Appointed Directors. Directors newly appointed after an annual meeting will receive their first grant for service on the Board on the first Grant Date after their service on the Board commences, subject to their continuous service through the first Grant Date.

The number of RSUs to be granted on such Grant Date shall be prorated, as applicable, based on the calendar days of service on the Board from the date of appointment as Director to the Grant Date and assuming a full calendar year. The number of RSUs to be granted on the Grant Date shall be the nearest whole number of shares as determined by dividing the prorated dollar amount earned during the interim period by the Closing Market Price. The RSUs granted for any such period shall be fully vested as of the applicable Grant Date such that any Director receiving a prorated grant would receive vested shares of Company common stock on the Grant Date, in recognition of service provided to the Board during the interim period. In addition to this prorated grant and for the avoidance of doubt, any such Director receiving a prorated grant shall also receive a grant of RSUs pursuant to Section 2.2, assuming election to the Board on the Grant Date.
1.4Vesting and Form of Award Agreement. Except as otherwise approved by the Board or the Compensation Committee of the Board at the time of grant, and except as set forth in Section 2.3.2, the RSUs shall vest on the one (1) year anniversary of the Grant Date; provided, however, that any vesting of an RSU grant is subject in all respects to the Director’s continued service through the applicable vesting date. After the applicable award is vested, whether as described in this Section 2.4 or Section 2.3.2, two-thirds (2/3) of the RSUs shall be subject to resale restrictions expiring in equal increments on the first and second anniversaries of the vesting date. The RSUs will vest and the resale restrictions will lapse in the event the Director ceases to serve on the Board due to death, disability or removal without cause, as described in the form of award agreement approved by the Board. In addition, in the event of a change in control (as defined in the Porch Group, Inc. 2020 Stock Incentive Plan or any successor plan applicable to a grant of RSUs) in which the awards are not effectively assumed, the RSUs will vest in full and the resale restrictions will lapse. Except as otherwise provided in this Section 2.4, in an applicable award agreement, or as otherwise approved by the Board or Compensation Committee, for the avoidance of doubt any Director who ceases to serve on the Board for any reason prior to a vesting date, whether such cessation of service is voluntary or involuntary, will not receive any unvested RSUs, the unvested RSUs will not vest at any time and be forfeited, and the Director shall have no rights or privileges with respect to the unvested RSUs or the underlying shares.
ARTICLE III
ANNUAL RETAINER PREMIUM - LEAD INDEPENDENT DIRECTOR
A Director serving as the Lead Independent Director of the Board (the “LID”) shall automatically receive, without any further action by the Board or the Compensation Committee, a premium (the “Lead Director Premium”) of up to Sixty Thousand Dollars ($60,000) per fiscal year as follows.
1.1Cash. Sixty Thousand Dollars ($60,000) to be paid in equal quarterly installments made within five business days of the last calendar day of each fiscal quarter.
1.2Proration. The quarterly payments of the Lead Director Premium shall be prorated, as applicable, based on the days of service on the Board as Lead Independent Director during the applicable calendar quarter using the actual number of calendar days in such quarter.
ARTICLE IV
ANNUAL RETAINER PREMIUM – COMMITTEE SERVICE
A Director serving as a Chair or a member of a standing committee (“Committee”) of the Board shall automatically receive, without any further action by the Board or the Compensation Committee, an annual cash premium per fiscal year for such service up to the amounts as set forth below. The annual cash premiums shall be paid in equal quarterly installments made within five business days of the last calendar day of each fiscal quarter. The quarterly payments of the Chair or Committee premium shall be prorated, as applicable, based on the days of service on the Board as a Chair or Committee member, as applicable, during the applicable calendar quarter using the actual number of calendar days in such quarter. Chair premiums are inclusive of the non-chair member premium for service on the applicable Committee.
1.1Audit Committee. Chair Premium – Twenty-One Thousand Dollars ($21,000); Non-Chair Member Premium - Ten Thousand Dollars ($10,000).
1.2Compensation Committee. Chair Premium - Fifteen Thousand Dollars ($15,000); Non-Chair Member Premium - Seven Thousand Dollars ($7,000).
1.3Nominating and Corporate Governance Committee. Chair Premium – Nine Thousand Dollars ($9,000); Non-Chair Member Premium - Four Thousand Dollars ($4,000).
ARTICLE V
EXPENSE REIMBURSEMENT AND COMPENSATION FOR ADDITIONAL TIME EXPENDED
1.1.Expense Reimbursement. Each Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board or its Committees or in connection with other Board-related business or activities.
1.2.Compensation for Additional Time. Each Director shall be compensated in cash on a “per diem,” hourly or other basis at a rate that is reasonable and fair to the Company as determined in the discretion of the LID or Independent Chair (or, should the matter be referred to them, the Board or the Compensation Committee), for significant time spent outside of Board or Committee meetings for meetings or activities outside the scope of normal Board duties, including, without limitation, director training, meeting with Company management or external auditors, interviewing director candidates or other activities deemed necessary by the LID or Independent Chair (or should the matter be referred to them, the Compensation Committee or the entire Board). Any dollar amounts set for a particular unit of time shall be paid on a pro rata basis for time expended that is less than the full unit of time for which a rate was set. The LID or Independent Chair shall oversee requests for compensation under this Article V.
ARTICLE VI ADMINISTRATION
The Compensation Committee shall administer this Policy; provided, however, that the Board shall retain authority to act in lieu of the Compensation Committee as it deems appropriate.